UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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ASTEC INDUSTRIES, INC.
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ASTEC INDUSTRIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 24, 2014

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Astec Industries, Inc., a Tennessee corporation, will be held at the Company’s offices at 4101 Jerome Avenue, Chattanooga, Tennessee, on April 24, 2014, at 10:00 a.m., Chattanooga time, for the following purposes:

1.	To elect three directors in Class I to serve until the Annual Meeting of Shareholders in 2017, or in the case of each director, until his successor is duly elected and qualified.

2.	To vote on a non-binding resolution to approve the compensation of the Company’s executive officers.

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year 2014.

Only shareholders of record at the close of business on February 14, 2014 are entitled to notice of, and to vote at, the Annual Meeting.  The transfer books will not be closed.  A complete list of shareholders entitled to vote at the Annual Meeting will be available for inspection by shareholders at the Company’s offices from March 13, 2014 through the Annual Meeting.

By Order of the Board of Directors

By Order of the Board of Directors
Stephen C. Anderson
Secretary

Dated:  March 11, 2014

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, YOU MAY VOTE YOUR SHARES VIA A TOLL-FREE TELEPHONE NUMBER OR VIA THE INTERNET OR YOU MAY SIGN, DATE, AND RETURN THE PROXY APPOINTMENT CARD.  IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY APPOINTMENT AND VOTE IN PERSON.

ASTEC INDUSTRIES, INC.
1725 Shepherd Road
Chattanooga, Tennessee 37421
(423) 899-5898

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
April 24, 2014

The proxy appointment is solicited by and on behalf of the Board of Directors of Astec Industries, Inc. for use at its Annual Meeting of Shareholders to be held on April 24, 2014, at 10:00 a.m. Chattanooga time and at any adjournments thereof.  The Annual Meeting will be held at the Company’s offices at 4101 Jerome Avenue, Chattanooga, Tennessee.

On or about March 11, 2014, the Company began mailing to its shareholders a notice containing instructions for voting and how to access this Proxy Statement and the Company’s 2013 Annual Report online, and the Company began mailing a full set of the proxy materials, including this Proxy Statement, a proxy card or voting instruction form and the Company’s 2013 Annual Report, to shareholders who had previously requested delivery of a paper copy of the proxy materials. For information on how to vote your shares or request a paper copy of the proxy materials, see the instructions included on the proxy card or voter instruction form and under “Proxies and Voting” on page 2 of this Proxy Statement.  If you request a paper copy of the proxy materials it will be mailed to you within three business days.

Only holders of record of the Company’s Common Stock as of the close of business on February 14, 2014 will be entitled to notice of, and to vote at, the Annual Meeting.  As of such record date, there were 22,861,563 shares of Common Stock outstanding and entitled to be voted at the Annual Meeting.  A shareholder is entitled to one vote for each share of Common Stock held.

QUORUM AND VOTING REQUIREMENTS

A majority of the outstanding shares of Common Stock entitled to vote on any proposal at the Annual Meeting, either present or represented by proxy, constitutes a quorum for the Annual Meeting. A quorum is necessary to conduct business at the Annual Meeting. The presence, in person or by proxy, of holders of Common Stock representing a majority of the number of votes entitled to be cast on a specific proposal is required to consider that proposal at the Annual Meeting. Even if a quorum is established for the Annual Meeting, it is possible that a quorum may not be established for a specific proposal presented at the Annual Meeting. You will be considered part of the quorum if you attend the Annual Meeting in person, vote via a toll-free telephone number, vote via the internet or vote by proxy.  Abstentions and votes withheld from director nominees count as “shares present” at the Annual Meeting for purposes of determining a quorum for the Annual Meeting, but broker non-votes do not count as “shares present” at the Annual Meeting for purposes of determining a quorum for any proposal, including the election of directors.

The affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote in the election of directors at the Annual Meeting at which a quorum is present is required for the election of each of the director nominees. Withholding authority to vote with respect to any one or more director nominees will constitute a vote against such nominee(s).

The approval of the non-binding resolution to approve the compensation of our executive officers and the ratification of the independent registered public accounting firm requires that the votes cast in favor of the matter exceed the votes cast opposing the matter.  Abstaining to vote with respect to either of these matters will not constitute a vote for or against either matter.

Broker non-votes do not count as votes cast, and therefore will not affect the voting result as to any matter, including the election of directors. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary authority to vote on that item and has not received instructions from the owner of the shares.

PROXIES AND VOTING

Shareholders have a choice of voting by internet, by telephone or by using a traditional proxy card.

•	To vote by internet, go to www.proxyvote.com and follow the instructions. You will need the 12 digit number included on your proxy card or voter instruction form.

•	To vote by telephone, dial (800) 690-6903 and follow the instructions. You will need the 12 digit number included on your proxy card or voter instruction form.

•
If you received a notice and wish to vote by traditional proxy card, you can request to receive a full set of the proxy materials, including this Proxy Statement, a proxy card or voting instruction form and the Company’s 2013 Annual Report, at no charge through one of the following methods:

1) by internet: www.proxyvote.com

2) by phone: (800) 579-1639

3) by email: sendmaterial@proxyvote.com (your email should contain the
12 digit number in the subject line).

•
If you choose not to vote by telephone or the internet and request a full set of the proxy materials, please mark your choices on the enclosed proxy card and then date, sign and return the proxy card at your earliest opportunity. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person.

The telephone and internet voting procedures are designed to authenticate votes cast by use of a personal identification number.  These procedures enable shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and internet voting will depend on the voting processes of the applicable bank or broker; therefore, it is recommended that you follow the voting instructions on the form you receive.

If you properly sign and return your proxy card or complete your proxy via the telephone or internet (and such proxy is not later revoked), your shares will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees.  In voting by proxy with regard to the non-binding resolution to approve the compensation of our executive officers and the ratification of the selection of the independent auditor, you may vote for or against the proposal, or you may abstain from voting.  You should specify your choices when voting by proxy.  If you return a signed proxy card without indicating your vote with regard to the matters to be voted upon, the shares represented by proxy will be voted “FOR” the election of each of the nominees for director, “FOR” the non-binding resolution to approve the compensation of our executive officers and “FOR” the ratification of the independent registered public accounting firm.

A shareholder of record who submits a proxy pursuant to this solicitation may revoke it at any time prior to its exercise at the Annual Meeting by (i) submitting written notice to the Secretary of the Company at the Company’s address shown above, (ii) properly submitting to the Company (by mail, telephone or internet) a proxy bearing a later date, or (iii) attending the Annual Meeting and voting in person.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors of the Company is divided into three classes, with the term of office of each class ending in successive years.  The terms of directors of Class I expire with this Annual Meeting.  The directors of Class II and Class III will continue in office until the 2015 and 2016 annual meetings of shareholders, respectively.  At the present time, there are three directors serving in each of Classes I and II and four directors in serving in Class III.  The shareholders are being asked to vote for the election of three directors to serve in Class I.

The persons appointed as proxies will vote the shares represented by the proxy appointment in favor of the election to the Board of Directors of each of the three Class I nominees whose names appear below, unless the authority to vote for any or all of the nominees is withheld or such appointment has previously been revoked.  It is anticipated that management shareholders of the Company will submit a proxy granting authority to vote their shares for the election of all the nominees.  Each Class I director will be elected to hold office until the 2017 annual meeting of shareholders and thereafter until his successor has been duly elected and qualified. In the event that any nominee is unable to serve (which is not anticipated), the persons appointed as proxies will cast votes for the remaining nominees and for such other persons as they may select.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proposal provides our shareholders with the opportunity to cast an advisory vote on the Company’s executive compensation program (commonly known as a “say-on-pay” proposal), as required by Section 14A of the Securities Exchange Act of 1934.

As discussed in the Compensation Discussion and Analysis beginning on page 11, we have designed our executive compensation program to attract and retain key executives who are critical to our future success and the creation of shareholder value.  We believe that both short-term and long-term incentive compensation opportunities provided to executive officers are directly aligned with our performance, and that our compensation program is structured to ensure that a significant portion of executives’ compensation opportunities is directly related to achievement of financial and operational goals and other factors that impact shareholder value.

The Board invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under Executive Compensation beginning on page 17, and to cast a vote to approve the Company’s executive compensation programs through the following resolution:

“Resolved, that the shareholders approve the compensation of the Company’s named executive officers, including the Company’s compensation philosophy, practices and principles, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative compensation disclosure contained in this Proxy Statement.”

While the vote does not bind the Board to any particular action, the Board values the input of our shareholders and will take into account the outcome of this vote in considering future compensation decisions.  The Board has adopted a policy providing for annual say-on-pay advisory votes. Unless the Board modifies this policy, the next say-on-pay advisory vote will be held at our 2015 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. Ernst & Young LLP served as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, and the services it provided to the Company and its subsidiaries in the fiscal year ending December 31, 2013 are described under “Audit- Matters” below.

We are asking our shareholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Although ratification is not required by our Bylaws or otherwise, the Board of Directors is submitting the selection of Ernst & Young LLP to our shareholders for ratification as a matter of good corporate practice.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014.

In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board of Directors. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

CERTAIN INFORMATION CONCERNING NOMINEES AND CONTINUING DIRECTORS

The following section sets forth the names of the nominees for director and of the Company’s continuing directors as of the date of the Annual Meeting, their ages, the year in which they were first elected directors, their positions with the Company, their principal occupations and employers for at least the last five years, and any other directorships held by them in companies that are subject to the reporting requirements of the Securities Exchange Act of 1934 or any company registered as an investment company under the Investment Company Act of 1940.  For information concerning membership on Committees of the Board of Directors, see “Corporate Governance—Board Committees” below.

Nominees for Directors with Terms of Office Expiring in 2017 (Class I):

William D. Gehl, 67, served as a member of the Board and Chief Executive Officer of Gehl Company, a company engaged in the manufacturing of compact construction equipment, from 1987 and 1992, respectively, until his retirement in 2009. Mr. Gehl also served as Chairman of the Board of Gehl Company from 1996 until his retirement. Mr. Gehl has been an owner and Chairman of IBD of Southeastern Wisconsin, an exclusive distributor of Interstate Batteries in southeastern Wisconsin since June 2011. Mr. Gehl also serves as Chairman of the Board and a Director of FreightCar America, a public company engaged in the manufacturing of aluminum coal cars and other railroad freight cars. Mr. Gehl also serves as a Director of Mason Wells, Inc., a private equity firm located in Milwaukee, Wisconsin; The Oilgear Company, a manufacturer of hydraulic pumps; and Westbury Bancorp, a publically owned bank located in West Bend, Wisconsin. Mr. Gehl is a member of the state bars of Wisconsin and Florida. Mr. Gehl has been a Director of the Company since 1999.

Mr. Gehl offers a broad range of experiences in both strategic planning and management, having served as the CEO of a publicly owned construction equipment manufacturing company for 16 years.  Mr. Gehl’s manufacturing, marketing and financing knowledge is very valuable to the Company.

William G. Dorey, 69, served as Director, President and Chief Executive Officer of Granite Construction Incorporated from 2004 until his retirement from employment in 2010. Mr. Dorey continues to serve as a Director of Granite Construction. Granite Construction is a publicly traded heavy civil contractor engaged in the construction and improvement of roads, mass transit facilities, airport infrastructure, bridges, dams and other infrastructure-related projects and the production of sand, gravel and asphalt concrete and other construction materials. Mr. Dorey started his career with Granite Construction in 1967 and held numerous positions over his 42 years with the company. Mr. Dorey has also served in various industry leadership roles, including founding Chairman of the Construction Industry Ethics Compliance Initiative (CIECI) Steering Committee, trustee of the Norman Y. Mineta International Institute for Surface Transportation Policy Studies, member on the Construction Industry Round Table (CIRT), director of the California Chamber of Commerce, and director of the California Business Roundtable. Mr. Dorey has been a Director of the Company since 2011.

Mr. Dorey has extensive experience within the infrastructure construction industry and his knowledge and understanding of the industry and our customer needs provides valuable insight to the Company.

Charles F. Potts, 69, is the Chairman of the Board of Heritage Construction and Materials, a provider of construction materials and services that operates in the Midwest United States and China.  He previously served as Chief Executive Officer of Heritage Construction and Materials from 2003 thru 2012.  Prior to joining Heritage Construction and Materials, Mr. Potts was employed as an executive officer of Ashland Inc., where he served as President of APAC Inc. and Senior Vice President of Ashland Inc.  Mr. Potts also served as the Director of Construction of the Florida Department of Transportation for 18 years. Mr. Potts is currently a member of the Board of Directors of Banks Construction, a privately held company, and he has also served as the Chairman of the Board of the National Center for Asphalt Technology, the International Center for Aggregates Research, and the American Road and Transportation Builders Association.  Mr. Potts has been nominated to replace Phillip E. Casey, who is not standing for reelection as a Director of the Company.

Mr. Potts brings extensive experience in, and knowledge of, the construction and aggregates industry to the Company.  In addition to his executive leadership experience in the industry, he has conducted extensive research involving highway construction materials and pavement design and published the original guide specification for asphalt recycled pavements.

Continuing Directors with Terms of Office Expiring in 2016 (Class III):

J. Don Brock, 75, has served as Chairman of the Board since 1975.  He also served as President of the Company from its incorporation in 1972 until August 2012 and as the Chief Executive Officer of the Company until December 2013.  Dr. Brock also serves as a director and a member of the Audit Committee of The Dixie Group, Inc., a public company in the floor-covering manufacturing business.  Dr. Brock is the father of Benjamin G. Brock, who is the Chief Executive Officer, President and a Director of the Company, and Dr. Brock and Thomas R. Campbell, who served as the Group Vice President – Mobile Asphalt Paving and Underground until his retirement in September 2013, are first cousins.  Dr. Brock has been a Director of the Company since 1972.

Dr. Brock brings insight into all aspects of the Company due to his experience as CEO and President of the Company and his history with the Company.  Dr. Brock’s leadership, his knowledge of the Company and the various industries in which it operates and his over 40 years of experience at the Company have been instrumental in the growth of the Company.

W. Norman Smith, 74, has served as the Vice Chairman of the Company since January 2014 and the Group President of the Company’s Mobile Asphalt Paving Group since October 2013.  He previously served as the President and Chief Operating Officer of the Company from August 2012 to December 2013, as the Group Vice President – Asphalt of the Company from 1998 until August 2012, as the President of Astec, Inc., a subsidiary of the Company, from 1994 until 2006, and as the President of Heatec, Inc., a subsidiary of the Company, from 1977 until 1994.  Mr. Smith is a registered professional engineer. Mr. Smith has been a Director of the Company since 1982.

Mr. Smith, based on his service as President of two of the Company’s subsidiaries for over 30 years, his service as Director of the Company for over 30 years and his prior service as President and Chief Operating Officer of the Company, provides the Board with invaluable industry experience and knowledge of the Company.

William B. Sansom, 72, has served as the Chairman and Chief Executive Officer of The H.T. Hackney Co., a diversified wholesale food distributor in the Southeast and Midwest United States, since 1983. Formerly, Mr. Sansom served as the Tennessee Commissioner of Transportation from 1979 to 1981 and as the Tennessee Commissioner of Finance and Administration from 1981 to 1983. Mr. Sansom is a member of the Tennessee Valley Authority Board and is currently its Chairman. Mr. Sansom serves as a director on the boards of First Horizon National Corporation and Mid-American Apartment Communities, and he previously served as a director and audit committee member on the board of Martin Marietta Materials, Inc. Mr. Sansom has been a Director of the Company since 1995.

Mr. Sansom brings over 30 years of experience as a CEO and Chairman of a diversified distribution/manufacturing company.  Having also served in numerous governmental positions for the State of Tennessee, Mr. Sansom offers information and insight into areas of government relations and regulatory issues.  Mr. Sansom has also previously served on the Board of Directors of the National Crushed Stone Association and has former business experience in the aggregate industry.

Benjamin G. Brock, 43, has served as the Company’s Chief Executive Officer and President since January 2014.  He previously served as the Vice President and President of the Company’s Asphalt Group from August 2012 to December 2013 and as President of Astec, Inc. from 2006 to 2013. From 2003 until 2006 he held the position of Vice President - Sales of Astec, Inc. and Vice President/General Manager of CEI Enterprises, Inc. from 1997 until 2002. Mr. Brock's career with Astec began as a salesman in 1993. Mr. Brock is the son of J. Don Brock, the Company’s Chairman of the Board. Mr. Brock has been a Director of the Company since 2013.

Mr. Brock, based on his current service as Chief Executive Officer and President of the Company and his prior service as an officer of two to the Company’s subsidiaries for over 15 years and his service as Group President of the Company’s Asphalt Group, provides the Board with invaluable industry experience and knowledge of the Company.

Continuing Directors with Terms of Office Expiring in 2015 (Class II):

Daniel K. Frierson, 72, has been the Chief Executive Officer of The Dixie Group, Inc., a public company in the floor-covering manufacturing business, since 1979 and has served as its Chairman of the Board since 1987. Mr. Frierson also currently serves as a director on the board of Louisiana-Pacific Corporation.  Mr. Frierson has been a Director of the Company since 1994.

Mr. Frierson, based on his 35 years of experience as a CEO of a public company and his service as a Director of the Company for 20 years, provides the Board with valuable strategic planning and risk assessment experience.  Mr. Frierson’s knowledge and experience in manufacturing is also valuable to the Company.

Glen E. Tellock, 53, has been the President and CEO of The Manitowoc Company, a manufacturer of construction and food service equipment, since May 2007.  He was also elected as Chairman of the Board of The Manitowoc Company in February 2009.  Previously, he served as Senior Vice President of The Manitowoc Company since 1999 and President and General Manager of Manitowoc Crane Group since 2002.  Prior to joining Manitowoc in 1991, Mr. Tellock served as Financial Planning Manager with the Denver Post Corporation and as Audit Manager with Ernst and Whinney.  Mr. Tellock has been a Director of the Company since 2006.

Mr. Tellock, who serves as the financial expert of the Company’s Audit Committee and has previously served as an audit manager of a major accounting firm, provides the Board with extensive knowledge and experience with respect to financial reporting and risk assessment.  Mr. Tellock’s knowledge of manufacturing and marketing of construction equipment both domestically and internationally is also very valuable to the Company.

James B. Baker, 68, has been Managing Partner of River Associates Investments, LLC, a private equity investment fund which partners with management teams in buyouts, divestitures and recapitalizations of lower middle market companies, since 2001.  From 1993 to 2001, he was a Partner in River Associates, LLC.  Mr. Baker was President and Chief Operating Officer (1991-1992) and Senior Vice President (1987-1991) of CONSTAR International, Inc., a plastics container manufacturer.  Mr. Baker also formerly served as a director of Wellman, Inc. and US Xpress. Mr. Baker has been a Director of the Company since 2010.

Mr. Baker’s strong background in all aspects of executing acquisitions, both in the U.S. and internationally, are valuable to the Company.  He also has over 30 years of experience in strategic planning and operating decisions for middle market companies in a variety of industries.  Mr. Baker has a financial background and has had a wide range of experience in financial reporting for publicly owned companies during his career.  He has served as an independent director on the audit committees of two public companies, had primary responsibility for the financial reporting of a public company and also worked with several public companies during his career with Arthur Andersen & Co.

CORPORATE GOVERNANCE

Independent Directors

The Company's Common Stock is traded in the Nasdaq National Market under the symbol “ASTE.”  Nasdaq requires that a majority of the directors be “independent directors,” as defined in the Rule 5605(a)(2) of the Nasdaq Marketplace Rules, which we refer to as the Nasdaq Rules.  Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company.  The Board has affirmatively determined by resolution that current directors (including nominees for re-election) Gehl, Casey, Frierson, Sansom, Tellock, Dorey and Baker, which represent a majority of the directors, and Potts, as a nominee to the Board, are independent directors or nominees as defined in the Nasdaq Rules based on an analysis of all facts specific to each director or nominee. The Board has affirmatively determined by resolution that the Company must have two or more regularly scheduled executive session meetings each year attended solely by these independent directors.

The independent members of the Board of Directors have selected Mr. Sansom as the Lead Independent Director. Among other duties, as Lead Independent Director, Mr. Sansom presides over, coordinates and develops the agenda for executive sessions of the independent directors, and consults with the Chairman of the Board over Board and committee meeting agendas, Board meeting schedules and the flow of information to the Board.

Board Leadership Structure and Risk Oversight

As is common practice among public companies in the United States, the Company’s Chief Executive Officer has historically also served as Chairman of the Board.  Effective January 1, 2014, the Company implemented its previously announced leadership succession plan, whereby the office of Chief Executive Officer was transitioned from Dr. Don Brock to Mr. Ben Brock.  Dr. Don Brock continues to serve as the Company’s Chairman of the Board.  As CEO, Mr. Brock now has primary responsibility for the operations of the Company.  As Chairman of the Board, Dr. Brock sets the strategic priorities for the Board, presides over its meetings and communicates its strategic findings and guidance to management.

Previously, when the offices of Chairman of the Board and Chief Executive Officer were combined, the Company’s Board created the position of Lead Independent Director to ensure balance and preside over meetings of independent directors.  The Board believes that the position of Lead Independent Director will continue to benefit the Company, and the independent members of the Company’s Board have selected Mr. Sansom to serve as Lead Independent Director. Additionally, as noted previously, seven of the ten current directors are independent.  With a supermajority of independent directors, an Audit Committee, Compensation Committee and Nominating and Governance Committee each comprised entirely of independent directors, and a presiding Lead Independent Director to oversee all meetings of the non-management directors, the Company’s Board of Directors believes that its existing leadership structure provides for an appropriate balance that best serves the Company and its shareholders. The Company’s Board of Directors will periodically review its leadership structure to ensure that it remains the optimal structure for the Company and its shareholders.

As part of its general oversight duties, the Board oversees the Company’s risk management. Management informs the Board of the operational and financial risks the Company is facing, and the Board reviews the steps that management is taking to address and mitigate such risks. We believe the Board’s current leadership structure facilitates the Board’s oversight of the Company’s risk management.

Board Meetings and Attendance

The Company’s expectation is that all directors attend all meetings of the Board of Directors and committees on which they serve and the annual meeting of shareholders.  The Board has affirmatively determined by resolution that it encourages all members of the Board to attend each annual meeting of shareholders, particularly those directors who are nominees for election at any such meeting.  During 2013, the Board of Directors held five meetings, and the Board’s committees held the meetings described below.  During 2013, each incumbent director attended at least 75% of the aggregate of: (1) the total number of meetings of the Board of Directors held during the period for which he has been a director and (2) the total number of meetings held by all committees of the Board on which he served during the periods that he served.  All of the Company’s directors were in attendance at the Company’s 2013 annual meeting of shareholders.

Board Committees

During 2013, the Company’s Board of Directors had an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  Certain information regarding the Board’s committees is set forth below.

Executive Committee

The Executive Committee is authorized to act on behalf of the Board of Directors on matters that may arise between regular meetings of the Board upon which the Board of Directors would be authorized to act.  During 2013, the members of the Executive Committee were Dr. Brock (Chairman) and Messrs. Smith and Frierson.  The Executive Committee did not meet during 2013.  The current members of the Executive Committee are Dr. Brock (Chairman) and Messrs. Smith and Frierson.

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, annually reviews and recommends to the Board the firm to be engaged as outside auditors for the next fiscal year, reviews with the outside auditors the plan and results of the auditing engagement, reviews the scope and results of the Company’s procedures for internal auditing and inquires as to the adequacy of the Company’s internal accounting controls.  Messrs. Tellock (Chairman), Sansom, Gehl, Baker and Casey were members of the Audit Committee during all of 2013.  During 2013, the Audit Committee held eight meetings.  The current members of the Audit Committee are Messrs. Tellock (Chairman), Sansom, Gehl, Baker and Casey.  If elected as a director, the Board expects that Mr. Potts will replace Mr. Casey on the Audit Committee.  The Chairman of the Audit Committee, Mr. Tellock, has been designated by the Board as the Audit Committee financial expert.  All members of the Audit Committee are independent (as independence is defined in the Nasdaq Rules).  The Board of Directors has adopted a written charter for the Audit Committee. The Company’s Audit Committee charter was initially adopted March 14, 2000 and was amended and restated on each of October 24, 2002 and March 11, 2004.  A copy of the Company’s current Audit Committee charter can be found on the Company’s website at www.astecindustries.com.

Compensation Committee

The Compensation Committee is authorized to evaluate, determine and approve the compensation of our executive officers, including our named executive officers, to consider and recommend to the full Board the executive compensation policies of the Company and to administer the Company’s stock incentive plans.  Messrs. Gehl (Chairman), Dorey, Baker and Casey were members of the Compensation Committee during all of 2013.  During 2013, the Compensation Committee held four meetings. The current members of the Compensation Committee are Messrs. Gehl (Chairman), Dorey, Baker and Casey.  If elected as a director, the Board expects that Mr. Potts will replace Mr. Casey on the Compensation Committee.  All members of the Compensation Committee are independent (as independence is defined in the Nasdaq Rules).  The Board of Directors has adopted a written charter for the Compensation Committee. The Company’s Compensation Committee charter was adopted June 24, 2013.  A copy of the Company’s current Compensation Committee charter can be found on the Company’s website at www.astecindustries.com.

The Compensation Committee’s primary processes for establishing and overseeing executive compensation can be found in the Compensation Discussion and Analysis section beginning on page 11 of this Proxy Statement.  Dr. Brock, our Chief Executive Officer through December 31, 2013 and current Chairman of the Board, historically has attended Compensation Committee meetings but would not be present for the executive sessions or for any discussion of his own compensation.  Dr. Brock has historically given the Compensation Committee a performance assessment and compensation recommendation for each of the other named executive officers. Those recommendations are then considered by the Compensation Committee.  It is expected that Mr. Ben Brock, in his role as Chief Executive Officer effective January 1, 2014, will continue to serve a similar function.  Directors’ compensation is established by the Board of Directors.

Compensation Committee Interlocks and Insider Participation

During 2013, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. In addition, during 2013, none of our executive officers served on the compensation committee (or equivalent) of the board of directors of another entity whose executive officer(s) served on our Board of Directors or our Compensation Committee, and none of our executive officers served on the board of directors of another entity whose executive officer(s) served on our Compensation Committee.  None of the members of the Compensation Committee was an officer or employee of the Company during 2013 or at any time in the past.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee interviews, evaluates, nominates and recommends individuals for membership on the Company’s Board and committees thereof and is responsible for establishing and periodically reviewing and revising the Company’s corporate governance policies and principles.  Messrs. Frierson (Chairman), Sansom, Tellock and Dorey were members of the Nominating and Corporate Governance Committee during all of 2013.  The Nominating and Corporate Governance Committee held two meetings in 2013 and has approved the Director nominations submitted in this Proxy Statement.  The current members of the Nominating and Corporate Governance Committee are Messrs. Frierson (Chairman), Sansom, Tellock and Dorey.  All members of the Nominating and Corporate Governance Committee are independent (as independence is defined in the Nasdaq Rules).

The Nominating and Corporate Governance Committee acts under a written charter adopted by the Board of Directors.   A copy of the current Nominating and Corporate Governance Committee’s charter adopted as of July 29, 2010 is available on the Company’s website at www.astecindustries.com.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider written recommendations from shareholders for Company nominees to the Board.  A shareholder who wishes to recommend a person to the Committee for nomination by the Company must submit a written notice by mail to the Nominating and Corporate Governance Committee c/o the Corporate Secretary, Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421.  Such a written recommendation must be received no later than 120 days in advance of the annual meeting of shareholders and should include (i) the candidate’s name, business address and other contact information, (ii) a complete description of the candidate’s qualifications, experience and background, as would be required to be disclosed in the proxy statement pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, (iii) a signed statement by the candidate in which he or she consents to being named in the proxy statement as a nominee and to serve as a director if elected, (iv) a signed statement authorizing the Company to perform a background search on the candidate and (v) the name and address of the shareholder(s) of record making such a recommendation.

The Nominating and Corporate Governance Committee recommends nominees for election to the Board based on a number of qualifications, including but not limited to, independence, character and integrity, diversity, financial literacy, level of education and business experience, sufficient time to devote to the Board, and a commitment to represent the long-term interests of the Company’s shareholders. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a candidate that is recommended for nomination for membership on the Company’s Board by a shareholder.  The Nominating and Corporate Governance Committee has not received any recommended nominations from any of the Company’s shareholders in connection with the Annual Meeting.

The Nominating and Corporate Governance Committee identifies potential Company nominees for director through a variety of business contacts, including current executive officers, directors, community leaders and shareholders.  The Committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for director.

The Nominating and Corporate Governance Committee evaluates candidates to the Board by reviewing their biographical information and qualifications.  If the Nominating and Corporate Governance Committee determines that a candidate is qualified to serve on the Board, such candidate is interviewed by at least one member of the Nominating and Corporate Governance Committee and the Chief Executive Officer.  Members of the Board also have an opportunity to interview qualified candidates. As described above, the Committee will also consider candidates recommended by shareholders.  The Nominating and Corporate Governance Committee then determines, based on the background information and the information obtained in the interviews, whether to recommend to the Board that the Company nominate a candidate for approval by the shareholders to fill a directorship.  With respect to an incumbent director whom the Nominating and Corporate Governance Committee is considering as a potential nominee for re-election, the Committee reviews and considers the incumbent director’s service to the Company during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company in addition to such person’s biographical information and qualifications. The Nominating and Corporate Governance Committee gives strong consideration to a wide range of diversity factors as a matter of practice when evaluating candidates to the Board and incumbent directors, but the Committee does not have a formal policy regarding Board diversity.

In evaluating candidates to the Board, the Nominating and Corporate Governance Committee also takes into account the skill sets that are needed to balance and complement the skill sets of other candidates and members of the Board, and the skills and expertise of a candidate that facilitate the Company’s compliance with the rules of the Securities and Exchange Commission and the Financial Industry Regulatory Authority (FINRA).

The Board is nominating three individuals for election as Directors. Of the three nominees, two are current Directors.  Mr. Potts is standing for election by the shareholders for the first time.  Dr. Brock recommended Mr. Potts as a nominee for director to the Nominating and Corporate Governance Committee to replace Mr. Casey, who is not standing for reelection.  The Nominating and Corporate Governance Committee recommended each of the three nominees to the Board.

Shareholder Communications

The Board of Directors has unanimously adopted a process to facilitate written communications by shareholders to the Board. Shareholders wishing to write to the Board of Directors of the Company or a specified director or committee of the Board should send correspondence to the Secretary of the Company, Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421.  All written communications received in such manner from shareholders of the Company shall be forwarded to the members of the Board of Directors to whom the communication is directed or, if the communication is not directed to any particular member(s) or committee of the Board of Directors, the communication shall be forwarded to all members of the Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

In the paragraphs that follow, we will give an overview and analysis of our compensation programs and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions.  This section includes, among other things, an explanation of the overall objectives of our compensation program, what it is designed to reward, and each element of the compensation that we pay.  Later in this proxy statement under the heading “Executive Compensation” you will find a series of tables containing specific information about the compensation earned or paid in 2013 to the following individuals, who we refer to as our named executive officers:

•	J. Don Brock, our former Chief Executive Officer (through December 31, 2013) and current Chairman of the Board;
•	David C. Silvious, our Vice President and Chief Financial Officer;
•	W. Norman Smith, our former President and Chief Operating Officer (through December 31, 2013) and current Vice Chairman of the Board and Group President - Mobile Asphalt Paving Group;
•	Joseph P. Vig, our Group President - AggRecon Group; and
•	Jeffery J. Elliott, President of Johnson Crushers, Inc.

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Objectives of Our Compensation Program

Our objectives with respect to the Company’s executive compensation program are to:

•	attract and retain qualified personnel who are critical to the Company’s long-term success and the creation of shareholder value;
•	create a strong link between executive officer compensation and the Company’s annual and long-term financial performance; and
•	encourage the achievement of Company performance by utilizing a performance-based incentive structure.

In order to be effective, we believe our executive compensation program should meet the needs of the Company, our employees and our shareholders.  We seek to provide direct compensation that is competitive within the marketplace, and believe that a portion of total compensation should be performance-based and in the form of equity awards.

How We Determine and Assess Executive Compensation

Our Compensation Committee of the Board of Directors, composed entirely of independent directors, reviews, determines and approves the base salaries and other compensation of our executive officers, including our named executive officers.  Our Compensation Committee is also responsible for making recommendations to the Board with respect to the Company’s executive compensation policies and the adoption of stock and benefit plans.  As a starting point, base salary increases for named executive officers, when given, historically have reflected a cost of living adjustment, with further increases approved by the Compensation Committee based on a subjective assessment of a number of factors.  As more fully described below, the factors on which this subjective assessment is based fall into three general categories:  company performance factors, individual performance factors and competitive salary practices.

It is important to emphasize that the subjective assessment of these factors is qualitative, rather than quantitative, and there are no specific weightings or objective criteria associated with any of the factors.  In determining base salaries for the named executive officers each year, the Compensation Committee has relied upon the Company’s Chief Executive Officer (“CEO”) to provide evaluations of the other named executive officers (each of whom report directly or indirectly to the CEO and to provide recommendations regarding whether adjustments to base salaries are warranted. In determining the CEO’s base salary each year, the Compensation Committee relies on its own observations and assessments with respect to his individual performance and the overall results of his leadership of the Company.

Our Compensation Committee’s policy is to set senior executive pay at sufficiently competitive levels to attract, retain, and motivate highly talented individuals to contribute to our goals, objectives, and overall financial success.  We believe that the Company’s executive compensation program provides an overall level of compensation opportunity that is competitive within the construction equipment manufacturing industry, as well as with a broader group of companies of comparable size and complexity.  Actual compensation levels may be greater or less than average competitive levels in similar companies based upon annual and long-term Company performance, as well as individual performance.

While market competitiveness is important, it is not the only factor we consider when establishing compensation opportunities of our named executive officers.  Actual pay decisions are made following a review and discussion of the financial and operational performance of our businesses, individual performance, and competitive salary practices which address retention concerns and internal pay equity.

Company Performance Factors.

Compensation decisions for a particular year are made following a review of the financial and operational performance of the Company and its business groups for the prior year. In recommending and approving base salaries, the Chief Executive Officer and the Compensation Committee review and assess the Company’s performance, with an emphasis on earnings, return on capital employed and cash flow on capital employed.  These performance criteria are direct reflections of the Company’s profitability and operating efficiency, which the Company believes are key drivers for creating shareholder value.

Company performance factors typically weigh more heavily in the determination of annual cash and long-term incentive compensation than in the determination of base salary adjustments for named executive officers.  As more fully described below, base pay rates for the named executive officers were increased in 2013 over 2012 levels after consideration of the Company’s performance in 2012 and consideration of the current economic environment in which the Company operates.

Individual Performance Factors.

The subjective factors considered by the Compensation Committee in relation to a named executive officer’s individual performance for the previous year include management, leadership, staff development, contribution to the Company’s growth, scope of responsibilities and experience and an assessment of the named executive officer’s future performance potential.

Competitive Compensation Practices.

As discussed above, the Compensation Committee’s policy is to set named executive officer compensation at sufficiently competitive levels within the construction equipment manufacturing industry, as well as within a broader group of companies of comparable size and complexity, in order to attract, retain and motivate named executive officers.  In the past, the Company has engaged the services of a compensation consultant and instructed them to conduct a market analysis and to assist the Company in developing a long-term incentive plan and its overall executive compensation program.  For wages paid during 2013, the Compensation Committee continued its past compensation program without significant deviation; however, the committee did engage a compensation consultant, Towers Watson, during 2012 to perform a market analysis and specific peer group review for use in evaluating 2013 salary adjustments and overall compensation opportunities in order to ensure that our compensation remains at sufficiently competitive levels within our industry.

With Towers Watson’s assistance, we reviewed and analyzed competitive market data as background information in connection with setting 2013 compensation and to obtain a general understanding of current compensation practices.  Data sources included industry-specific and size-adjusted published survey data.  In addition, we compared compensation opportunities for our named executive officers with pay opportunities available to executive officers in comparable positions at similar companies (our “Peer Group”). Our Peer Group consists of the following eleven comparably-sized companies from the industrial manufacturing industry, each with significant international revenue:

Actuant Corporation	Federal Signal Corporation
Alamo Group Inc.	Idex Corporation
Altra Industrial Motion Corp.	Lindsay Corporation
Cascade Corporation	Nordson Corporation
Commercial Vehicle Group, Inc.	The Toro Company
Enpro Industries, Inc.

In general, the review of competitive market data and compensation opportunities available to executive officers of companies within our Peer Group revealed that the base salaries and total compensation opportunities of our named executive officers are generally below market.  This is one factor that was considered in raising the base salary of our Chief Financial Officer (“CFO”) for 2013, and setting annual cash incentive compensation opportunities for our named executive officers, as discussed below.

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

At the Annual Meeting of Shareholders on April 25, 2013, over 95% of the shares voted were cast to approve the compensation of the Company’s named executive officers, as discussed and disclosed in the 2013 Proxy Statement.  The Board and the Compensation Committee appreciate and value the views of our shareholders.  The results of this advisory vote on executive compensation shows that the compensation paid to our executive officers and the Company's overall pay practices were supported by a vast majority of the shares voted.  In light of the strong shareholder support of the compensation paid to our executive officers evidenced by the results of this advisory vote, the Compensation Committee does not intend to make any specific changes to our executive compensation program for 2014 in response to the vote.

Going forward, future advisory votes on executive compensation will serve as an additional tool to guide the Board and the Compensation Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders.

Also at the Annual Meeting of Shareholders on April 28, 2011, our shareholders expressed a preference that advisory votes on executive compensation every year.  Consistent with this preference, the Board determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of stockholder votes on the compensation of executive officers, which is scheduled to occur at the 2017 Annual Meeting.

Elements of Our Compensation Program

The Company’s executive officer compensation program is comprised of base salary, annual cash incentive compensation, and long-term incentive compensation in the form of equity grants.  We also provide our executive officers certain perquisites and executive benefits, including contributions to the Company’s Supplemental Executive Retirement Plan (SERP), as well as other benefits that are generally available to all employees of the Company, including medical and 401(k) plans.

Base Salary

Base salary is the fixed component of our named executive officers’ total direct compensation, as opposed to at-risk compensation based on performance.  The Compensation Committee reviews base salaries on an annual basis and approves salary levels after a subjective assessment of a number of factors as discussed above.  The Compensation Committee increased the salaries of our named executive officers as of January 1, 2013.  Each of our named executive officers except our CFO received a cost of living adjustment to their base salary from 3.3% to 4.4%, effective January 1, 2013.  After reviewing the market analysis and peer group study performed during 2012, the Compensation Committee increased the base salary of our CFO by 11.8% effective January 1, 2013.  The most recent previous base salary adjustment for these executives with the exception of the President, was on January 1, 2012.  The President’s base salary had been adjusted by 13.2% coincident with his promotion to President in August 2012.

Annual Cash Incentive Compensation

Annual cash incentive compensation rewards an executive officer’s individual performance as well as the overall performance of the Company for a given year.  Beginning in 2013, the Company has two separate bonus plans for key management – one for all corporate officers and one for Subsidiary Presidents.  Both plans use two financial metrics—return on capital employed (weighted 60%) and cash flow on capital employed (weighted 25%)—and other non-financial metrics related to employee safety (weighted 15%) in determining the annual bonus amounts.  Prior to 2013, annual cash incentive compensation of our Company officers was determined on a discretionary basis by the Board’s Compensation Committee after consultation with the Chief Executive Officer.

These metrics are the key indicators of proper capital management and are critical to the Company’s success.  These elements are measured against pre-determined goals and achievement against those goals which drives a formula that calculates the amount of annual bonus paid.

The incentive plan for Company corporate officers calculates annual bonuses based upon Company’s consolidated performance for all corporate officers except for Group Presidents.   Half of the Group Presidents bonuses are based the Company’s consolidated performance and the other half is based upon results of their group.  Each corporate officer can earn an annual bonus of up to 70% of their base salary.  The plan for subsidiary company Presidents allows each subsidiary President to earn an annual bonus of up to 50% of their base salary based upon the performance of their individual subsidiary.

The Company’s consolidated performance resulted in corporate officers earning bonuses equal to 10.6% of their respective salaries or bonuses of $63,610, $20,143 and $32,865 for Dr. Brock (CEO), Mr. Silvious (CFO) and Mr. Smith (President), respectively.  Mr. Vig (Group President of the AggRecon group), earned a bonus equal to 36.8% of his salary or $88,429 based upon performance of the AggRecon group and the overall performance of the Company.  Mr. Elliott (President of Johnson Crushers, Inc. (“JCI”)) received a bonus equal to 50% of his base salary, or $107,500 based upon the performance of JCI.

Long-Term Incentive Compensation

The Company provides long-term incentives to its executive officers through its 2006 and 2011 Incentive Plans, which permit the grant of various equity based awards, including stock options, stock appreciation rights, restricted stock and performance awards that are payable in stock.  Grants of equity based compensation are designed to create a strong and direct link between executive officer pay and shareholder return and to enable executive officers to develop and maintain a long-term position in the Company’s common stock.  Awards are granted at our discretion based on Company performance, individual performance and the employee’s position with the Company.

In August 2006, the Company developed a long-term incentive program (the “2006 RSU Program”) for annual grants of restricted stock units (“RSUs”) to approximately 100 employees, including the named executive officers, based on the Company’s goal of increasing its earnings by 100% over a five-year performance period (fiscal year 2006 through fiscal year 2010).  The final RSUs available under this program were granted in February 2011.  In October 2010, the Compensation Committee approved a successor program (the “2011 RSU Program”), which reserved a maximum of 700,000 RSUs that may be earned each year by employees of the Company and its subsidiaries, including its named executive officers, based on achievement of earnings goals for the year at target levels for a five-year performance period (fiscal year 2011 through fiscal year 2015).  If the goals discussed below are met, the Compensation Committee grants a certain number of RSUs determined in its discretion to each of the Company’s key employees that participate in the program, including the named executive officers. The individuals with greater influence over the Company’s performance generally receive more RSUs. For example, the Company’s CEO earns more RSUs than other employees because of his level of influence on Company operations. The Compensation Committee, in its discretion and after consideration of the recommendation of the Company’s CEO, determines the amount of RSUs granted to executive officers, including subsidiary presidents, and each subsidiary president then divides the remainder allocated to his or her subsidiary among the subsidiary’s key employees. RSUs vest and convert into shares of the Company’s common stock five years from the grant date, subject to the individual’s continued employment (other than in certain cases, such as retirement after reaching age 65).  In addition, management will receive an additional award if the cumulative performance over the five-year period exceeds the cumulative goals.

Dr. Brock, Mr. Smith and Mr. Silvious’s performance targets for 2010 (under the 2006 RSU Program) and 2011,   2012 and 2013 (under the 2011 RSU Program) and Mr. Vig’s performance target for the latter portion of 2013 (as he relinquished his President of Kolberg-Pioneer, Inc. (“KPI”) position in September 2013) were based entirely on the performance of the Company as a whole, with performance targets based on return on capital employed and net income. The performance targets must be met each year, after considering any allowed carryover of prior year’s profits in excess of plan goals or carryback of current year’s profits in excess of plan goals to recoup awards not granted in previous years, in order to earn the RSUs.  The final number of shares awarded to the Company’s officers is approved each year by the Compensation Committee.  The 2010 to 2012 performance targets for Mr. Vig, who was also President of Kolberg-Pioneer, Inc. (“KPI”) in 2010, 2011, 2012 and 2013 (through early September), were primarily based upon the performance of KPI (75%), with the other 25% based upon the performance of the overall Company as described above.  The number of shares awarded to Mr. Elliott was primarily based upon the performance of JCI (75%), with the other 25% based upon the performance of the overall Company.

If the net income goal is not met in a given year, no RSUs are granted for that year. However, if the Company misses the goal in a given year, the Company can “carry back” net income earned in excess of the goal for any following year to meet the goal for such year. The Company can also “carry forward” net income earned in excess of the goal for a given year into any of the following years in the five-year performance period. The number of RSUs granted to named executive officers for fiscal year 2011 included shares earned for 2010 performance as well as a five-year cumulative award equal to the average number of shares earned during the five-year period increased proportionally by the percentage the actual results exceeded the net income goal.  The Company exceeded the cumulative five-year net income goal under the 2006 RSU Program provisions by 3.9%.  A similar provision is in the 2011 RSU Program concerning awards earned for 2015.

In addition to achieving the net income goal, the Company (and KPI and JCI in the case of Mr. Vig and Mr. Elliott, respectively) must also attain a return on capital employed, as defined, of at least 14% for RSU grants to be earned by the named executive officers in each year.

The Company and certain of its subsidiaries met the earnings goals discussed above in each of the five years ending 2010 as well as the cumulative five-year goal under the 2006 RSU Program, and therefore the Company’s key employees earned RSUs for those years (the grant is usually made in February of the following year).  KPI met its goals for 2006, 2007, 2008, 2009, 2011, 2012 and 2013 but did not meet its goal for 2010 or the cumulative five-year goal under the 2006 RSU Program.  JCI met its goals for 2006, 2007, 2008, 2011, 2012 and 2013 but did not meet its goals for 2009 and 2010 or the cumulative five-year goal under the 2006 RSU Program.  The Company did not meet the combined company overall goal for 2011, 2012 or 2013, and therefore no RSUs were granted to the named executive officers other than Mr. Vig and Mr. Elliott for 2011, 2012 or 2013.  Additionally, as stipulated in the plan’s provisions, Mr. Vig and Mr. Elliott’s RSUs granted for 2011, 2012 and 2013 performance were reduced by 25% due to the Company not meeting its overall goal. The RSUs granted to the named executive officers for performance in prior years, based on the allocation determined in the Compensation Committee’s discretion, is as follows:

	2007	2008	2009	2010	2011	2012	2013	2014
Dr. Brock	9,000	9,000	9,000	9,000	18,351	--	--	--
Mr. Silvious	600	800	800	800	1,590	--	--	--
Mr. Smith	3,100	3,100	3,100	3,100	6,321	--	--	--
Mr. Vig	2,000	2,200	2,150	1,800	--	1,425	1,200	1,100
Mr. Elliott	1,500	1,500	1,500	--	--	1,125	1,125	1,125

Perquisites and other Executive Benefits

Executive officers are eligible for certain perquisites and additional benefits that are not available to all employees (but are available to many management level employees), such as our Supplemental Executive Retirement Plan (“SERP”).  The SERP provides additional benefits to individuals whose retirement benefits are affected by the limit on the maximum amount of compensation which may be taken into account under the qualified pension and 401(k) plans and provides additional benefits on annual profit sharing distributions not recognized under the qualified plans. Additional details regarding perquisites and other benefits provided to our named executive officers are disclosed in the Summary Compensation Table and described in the accompanying narrative.

We believe the perquisites and additional benefits provided to our named executive officers are reasonable in light of industry practices and competitive with the perquisites provided to executive officers within our peer group.  We review the perquisites provided to our executive officers on an annual basis to ensure that we are providing benefits that align with our overall compensation goal of providing competitive compensation to our executive officers that maximizes the interests of our shareholders.

Other Factors Affecting Compensation

Tax Deductibility Under Section 162(m)

In establishing pay levels for our named executive officers, the Committee considers the impact of Section 162(m) of the Internal Revenue Code on the amount of compensation deductible by the Company.  Under current tax law, Section 162(m) imposes a $1 million limit (per “covered employee”) that a publicly traded company can deduct for compensation paid to the CEO and four other most highly compensated executive officers employed as of the end of any fiscal year.  This limitation does not apply to pay that qualifies as “performance-based compensation” (as defined under Section 162(m)).  In order to qualify as “performance-based”, compensation must, among other things, be based solely on the attainment of pre-established objective goals under a shareholder approved plan, with no positive discretion permitted when determining award payouts.

The Committee generally seeks to structure long-term incentive arrangements for named executive officers to qualify for full tax deductibility under Section 162(m).  Our current long-term equity incentive program is structured so that all awards to our Chief Executive Officer will be fully deductible under Section 162(m).  Any options and stock appreciation rights granted under the 2011 Incentive Plan will be exempt from the deduction limit of 162(m).  The Compensation Committee may designate any other award granted under the 2011 Incentive Plan as performance-based in order to make the award fully deductible.  However, the Committee reserves the right to make awards outside of these plans or to provide compensation that does not qualify for full tax deductibility under Section 162(m) when deemed appropriate.

Accounting Considerations

The Company considers the accounting implications of all aspects of its executive compensation program.  As a result of the provisions of FASB ASC Topic 718, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on our selection of forms of equity compensation.  In addition, accounting treatment is just one of many factors impacting plan design and pay determinations.  Our executive compensation program is designed to achieve the most favorable accounting and tax treatment possible as long as doing so does not conflict with intended plan design or program objectives.

Additional Executive Compensation Policies

Stock Ownership Guidelines

The Company encourages executive stock ownership but does not currently have formal guidelines in place.  The Committee will periodically monitor executive officer stock ownership levels to determine whether ownership requirements are warranted.

EXECUTIVE COMPENSATION

Summary Compensation Table

This table provides information regarding compensation paid to or earned by our named executive officers for the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
J. Don Brock, Chairman of the Board and former Chief Executive Officer(5)	2013 2012 2011	600,000 580,000 560,000	-- 160,000 175,000	-- -- 629,990	63,610 -- --	130,011 151,722 134,356	793,621 891,722 1,499,346
David C. Silvious VP, Chief Financial Officer and Treasurer	2013 2012 2011	190,000 170,000 152,750	-- 35,000 40,000	-- -- 54,585	20,143 -- --	69,891 33,539 22,869	280,034 238,539 270,204
W. Norman Smith, former President & Chief Operating Officer(6)	2013 2012 2011	310,000 277,639 257,000	-- 100,000 75,000	-- -- 217,000	32,865 -- --	55,088 48,503 43,377	397,953 426,142 592,377
Joseph P. Vig, Group VP, AggRecon Group	2013 2012 2011	240,000 232,024 225,030	-- 10,000 --	42,732 55,718 --	88,429 116,000 107,325	45,742 43,346 39,512	416,903 457,088 371,867
Jeffery J. Elliott, President, Johnson Crushers, Inc.	2013	214,663	--	40,061	107,500	45,593	407,817

(1)
Reflects discretionary annual bonuses paid to our named executive officers based on the overall performance of the Company and individual performance factors, as more fully described in the Compensation Discussion and Analysis section of this proxy statement.

(2)
Dollar amounts shown are equal to the grant date fair value of RSUs granted in the reported year, determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of the RSUs is equal to the Company’s per share stock value on each grant date times the number of RSUs granted.  For more information regarding annual RSU grants pursuant to our long-term incentive program, see the Compensation Discussion and Analysis section of this proxy statement.

(3)	Reflects annual incentive bonus earned based on achievement of pre-established performance goals, as more fully described in the Compensation Discussion and Analysis section of this proxy statement.

(4)	Amounts included in this column for 2013 include the following:

	Brock	Silvious	Smith	Vig	Elliott
Employer contribution to 401(k) plan	$7,650	$6,750	$7,650	$7,650	$7,650
Employer contribution to SERP	75,500	56,900	40,750	36,387	31,524
Tax gross up on perks	20,791	--	--	--	--
Personal Use of Company Plane	24,505	--	--	--	--
Personal use of automobile costs	1,565	6,241	6,688	1,426	5,221
Compensation for unused vacation	--	--	--	--	1,198
Other	--	--	--	279	--
TOTAL	$130,011	$69,891	$55,088	$45,742	$45,593

(5)
Effective January 1, 2014, Dr. Brock transitioned out of the role of Chief Executive Officer while remaining the Company’s Chairman of the Board and continuing his full-time employment with the Company.

(6)
Effective January 1, 2014, Mr. Smith transitioned from the Company’s President and Chief Operating Officer to the Vice-Chairman of the Board while continuing his full-time employment as the Company’s Group President of the Mobile Asphalt Paving Group.

Grants of Plan-Based Awards for Fiscal Year 2013

The following table sets forth individual grants of awards made to each named executive officer during fiscal year 2013.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	(#)(2)	($)(3)
Dr. Brock		1	420,000	420,000
Mr. Silvious		1	133,000	133,000
Mr. Smith		1	217,000	217,000

Mr Vig		1	168,000	168,000
	2-28-13				1,200	42,732
Mr Elliott		1	107,500	107,500
	2-28-13				1,125	40,061

(1)	Represents potential threshold, target and maximum payout opportunities for financial performance in 2013 under the annual cash incentive plans in place.

(2)
Represents restricted stock units granted under our 2011 Incentive Plan based on 2012 performance.  Awards based on 2013 performance under the 2011 Incentive Plan were granted in February 2014, and will be reflected in the Grants of Plan Based Awards for Fiscal Year 2014 table in next year’s proxy statement. The restricted stock units vest five years from the date they are granted or earlier upon the death, disability or retirement of the grantee after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(3)
Represents the aggregate grant date fair value of each restricted stock unit award. The grant date fair value of the awards is determined pursuant to FASB ASC Topic 718 and is equal to the Company’s stock price on the date of grant times the number of RSUs granted.

Outstanding Equity Awards at 2013 Fiscal Year-End

This table discloses outstanding stock option and stock awards for the named executive officers as of December 31, 2013.

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (7)
Dr. Brock					9,000	2	347,670
					9,000	3	347,670
					18,351	4	708,899

Mr. Silvious					800	2	30,904
					800	3	30,904
					1,590	4	61,422

Mr. Smith					3,100	2	119,753
					3,100	3	119,753
					6,321	4	244,180

Mr. Vig					2,150	2	83,055
					1,800	3	69,534
					1,425	5	55,048
					1,200	6	46,356

Mr. Elliott	854		19.43	3/6/2015	1,500	2	57,945
					1,125	5	43,459
					1,125	6	43,459

(1)	All stock options were awarded under the 1998 Long-Term Incentive Plan. All options are fully vested.

(2)
Reflects restricted stock units granted under our 2006 Incentive Plan. The restricted stock units vest as to 100% of the units on February 28, 2014, which is the fifth anniversary of the grant date, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(3)
Reflects restricted stock units granted under our 2006 Incentive Plan. The restricted stock units vest as to 100% of the units on February 28, 2015, which is the fifth anniversary of the grant date, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(4)
Reflects restricted stock units granted under our 2006 Incentive Plan. The restricted stock units vest as to 100% of the units on February 28, 2016, which is the fifth anniversary of the grant date, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(5)
Reflects restricted stock units granted under our 2011 Incentive Plan. The restricted stock units vest as to 100% of the units on February 28, 2017, which is the fifth anniversary of the grant date, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(6)
Reflects restricted stock units granted under our 2011 Incentive Plan. The restricted stock units vest as to 100% of the units on February 28, 2018, which is the fifth anniversary of the grant date, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(7)
 Reflects the value calculated by multiplying the number of restricted stock units by $38.63, which was the closing price of our common stock on December 31, 2013, the last trading day in our 2013 fiscal year.

Nonqualified Deferred Compensation for Fiscal Year 2013

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings (Losses) in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Dr. Brock	--	75,500	340,384	--	2,121,226
Mr. Silvious	--	56,900	21,118	--	178,841
Mr. Smith	--	40,750	175,709	--	1,068,910
Mr. Vig	--	36,387	47,109	--	386,665
Mr. Elliott	--	31,524	102,945	--	512,257

(1)
Reflects the annual Company contributions made to the Supplemental Executive Retirement Plan (SERP) accounts of the named executive officers in an amount equal to 10% of the executive’s total compensation, as defined in the plan.  These amounts are reflected in the Summary Compensation Table in the “All Other Compensation” column.

(2)
Reflects the aggregate earnings credited to the executive’s account during 2013, which include interest and other earnings based on the investment elections of the executive.  All investment elections provide market returns and there were no preferential or above-market earnings that would be required to be included in the Summary Compensation Table in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column.

(3)
To the extent that a participant was a named executive officer in prior years, executive and Company contributions included in the “Aggregate Balance at Last FYE” column have been reported as compensation in the Summary Compensation Table for the applicable year.

The Astec Industries, Inc. Supplemental Executive Retirement Plan (SERP) provides a fully vested retirement benefit to our named executive officers upon their termination of employment with the Company.

During a participant’s employment, the Company contributes 10%, unless specified otherwise by the Board, of such participant’s compensation (which includes base salary and annual profit sharing distribution but excludes certain amounts, such as an amount realized from the granting or vesting of restricted stock units) to each named executive officer’s SERP account. This amount is credited with earnings or losses based on the rate of return on the Participant’s investment elections, which include money market funds, mutual funds, and Company common stock, and are generally the same investment choices available under our 401(k) plan.

Upon separation from service, the Company will pay the participant a single lump sum in cash equal to the amount in his or her SERP account or a participant may elect to receive payment in annual installments, not to exceed 10 years. If a participant dies before receiving the lump sum payment, or, in the case of an annual installment election, before receiving all installments, the SERP account balance will be distributed to his or her survivor in a single lump sum as soon as practicable following the participant’s death.

Accelerated withdrawal is not permitted except in certain limited circumstances specified in the plan. The Company may terminate the SERP at any time but must pay participants the account value as determined under the SERP.

Potential Payments Upon Termination or Change-in-Control

As a matter of business philosophy, the Company generally does not enter into employment agreements or severance agreements with the Company’s senior executive officers, including the named executive officers.  In the event of a termination without cause or resignation without good reason, or a change in control of the Company, the Company would consider at that time based on the circumstances whether to enter into any arrangements providing for payments to our named executive officers.

Our 2006 and 2011 Incentive Plans provide that awards will vest and become fully-exercisable, either immediately or at the end of any applicable performance year, in the event of a termination due to the death, disability or retirement (after reaching age 65) of the individual.  In addition, in the event (i) a change in control occurs where the surviving entity does not assume or otherwise equitably convert the awards, or (ii) the participant’s employment is terminated without Cause or for Good Reason (as such terms are defined in the Plans) within two years after the effective date of a change in control, all outstanding awards vest and become fully exercisable.  In addition, our Compensation Committee has the discretion to fully vest awards under the 2006 and 2011 Incentive Plans upon termination of employment or a change in control, even if such events do not automatically trigger vesting under the plan.

All outstanding options or stock awards under our 1998 Long-Term Incentive Plan are fully vested and currently exercisable.  Thus, they would not be impacted in the event of death, disability or termination of employment or a change in control of the Company.

The following table sets forth the number and value (based upon the fair market value of Astec stock on December 31, 2013) of restricted stock units held by the named executive officers as of December 31, 2013 that would have vested and converted to shares of common stock upon a termination of employment or a change in control as of such date under the specified circumstances described above.

	Restricted stock units vesting
Name	(#)	($)
Dr. Brock	36,351	1,404,239
Mr. Silvious	3,190	123,230
Mr. Smith	12,521	483,686
Mr. Vig	6,575	253,992
Mr. Elliott	3,750	144,863

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment including accrued salary, vacation pay, regular pension benefits, welfare benefits and 401(k) and nonqualified deferred compensation distributions. Amounts that would be distributed pursuant to our SERP for retirement eligible executives are indicated in the Nonqualified Deferred Compensation Plan table above.

DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
James B. Baker	25,500	33,000	58,500
Phillip E. Casey	24,500	33,000	57,500
William G. Dorey	17,500	33,000	50,500
Daniel K. Frierson	11,500	33,000	44,500
William D. Gehl	24,500	33,000	57,500
William B. Sansom	22,500	33,000	55,500
Glen E. Tellock	27,500	33,000	60,500

(1)
Dr. Brock and Mr. Smith, two of our named executive officers, and Mr. Benjamin Brock, the Company’s President and Chief Executive Officer effective January 1, 2014, served as directors of the Company during 2013  but are not included in this section because they received no compensation for serving as directors of the Company.

(2)	Reflects attendance fees for the various Board and Committee meetings attended and annual retainers for committee membership.

(3)
Reflects the grant date fair value of common stock awards granted as payment of the director’s annual retainer, with respect to Messrs. Baker, Casey, Dorey, Frierson, Sansom and Tellock, and deferred stock awards granted as payment of the director’s annual retainer, with respect to Mr. Gehl.  The fair value of awards of common stock and deferred stock was determined by reference to the market price of the underlying shares on the grant date and in accordance with FASB ASC Topic 718.  The dollar values shown above equal the full grant date fair value of the awards.

The following table shows the aggregate number of deferred stock awards held by each director who is not a named executive officer as of December 31, 2013:

Director	Deferred Stock Awards
Mr. Baker	--
Mr. Casey	--
Mr. Dorey	--
Mr. Frierson	4,082
Mr. Gehl	14,446
Mr. Sansom	--
Mr. Tellock	--

(4)      None of the directors were issued option awards during 2013.  The following table shows the aggregate number of options held by each director who is not a named executive officer as of December 31, 2013:

Director	Options
Mr. Baker	--
Mr. Casey	--
Mr. Dorey	--
Mr. Frierson	--
Mr. Gehl	--
Mr. Sansom	2,415
Mr. Tellock	--

Material Terms of Director Compensation Plan

Our director compensation program provides for both cash and equity compensation for our non-employee directors.  The principal features of the director compensation program as in effect for 2013 are described below.  We review director compensation on an annual basis.

Annual Retainers.  All non-employee directors received an annual board retainer fee of $33,000 which they can individually elect to receive in the form of cash, stock, deferred stock or stock options each year.  In addition, the director compensation plan provides for the following supplemental annual retainers:

2013(1)
Audit Committee member	$4,000
Compensation Committee member	2,000
Nominating and Corporate Governance Committee member	2,000

(1)	These fees for 2013 were paid to the appropriate directors in January 2014.

Meeting Fees.  Our director compensation plan provides for meeting fees for non-employee directors as follows:

•	$1,500 for each board meeting;
•	$1,000 for each committee meeting attended; and
•	$500 additional fee to the audit committee Chairman for each audit committee meeting attended.

Equity Awards.  In accordance with the Company's Non-Employee Directors Stock Incentive Plan, the Company's non-employee directors may elect to receive their annual retainer in the form of cash, shares of common stock, deferred stock or stock options. If the director elects to receive common stock, whether on a current or deferred basis, the number of shares to be received is determined by dividing the dollar value of the annual retainer by the fair market value of the common stock on the date the retainer is payable.

Non-employee directors may elect to defer the receipt of common stock received as payment of the annual retainer until the earlier of (i) his or her termination of service as a director, or (ii) another designated date at least three years after the date of such deferral election. If any dividends or other rights or distributions of any kind are distributed to shareholders prior to the non-employee director's receipt of his or her deferred shares, an amount equal to the cash value of such distribution will be credited to a deferred dividend account for the non-employee director. The deferred dividend account will provide the non-employee director with the right to receive additional shares of common stock having a fair market value as of the date of the dividend distribution equal to the cash value of the distributions.

Non-employee directors may also elect to receive stock options in payment of the annual retainer. If the director elects to receive stock options, the number of options to be received is determined by dividing the dollar value of the annual retainer by the Black-Scholes value of an option on the date the retainer is payable. The options will be fully exercisable on the date of grant.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and in this proxy statement.

COMPENSATION COMMITTEE

William D. Gehl (Chairman)
James B. Baker
Phillip E. Casey
William G. Dorey

This Report of the Compensation Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

REPORT OF THE AUDIT COMMITTEE

Decisions and recommendations regarding the financial reporting procedures of the Company are made by the Audit Committee of the Board of Directors, which was comprised of Messrs. Tellock, Casey, Gehl, Baker and Sansom during the entire 2013 year.  The following report is not subject to incorporation by reference in any filings made by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

We, as a committee of the Board of Directors, oversee the Company’s financial reporting process on behalf of the Board of Directors.  We operate under a written charter adopted by the Board of Directors on March 13, 2000, and amended and restated on each of October 24, 2002 and March 11, 2004.  This report reviews the actions we have taken with regard to the Company’s financial reporting process during 2013 and the Company’s audited consolidated financial statements as of December 31, 2013 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

In March 2004, the Board also designated us to serve as the Company’s Qualified Legal Compliance Committee, or QLCC, in accordance with SEC rules and regulations. In our capacity as the QLCC, we are responsible for handling reports of a material violation of the securities laws or a breach of a fiduciary duty by the Company, its officers, directors, employees, or agents. In our capacity as the QLCC, we have the authority and responsibility to inform the Company’s Chief Executive Officer of any violations.  We can determine whether an investigation is necessary and can take appropriate action to address these reports.  If an investigation is deemed necessary or appropriate, we have the authority to notify the Board, initiate an investigation and retain outside experts.

We are composed solely of independent directors, as that term is defined in Rule 5605(a)(2) of the Nasdaq Rules, and as independence for audit committee members is defined in the Nasdaq Rules.  None of the committee members is or has been an officer or employee of the Company or any of its subsidiaries or has engaged in any business transaction or has any business or family relationship with the Company or any of its subsidiaries or affiliates. Our Chairman, Mr. Tellock, has been designated by the Board as our financial expert.

The Company’s management has the primary responsibility for the Company’s financial statements and reporting process, including the systems of internal controls.  The Company’s outside auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon.  Our responsibility is to monitor and oversee these processes and to recommend annually to the Board of Directors the accountants to serve as the Company’s outside auditors for the coming year.

We have implemented procedures to ensure that during the course of each fiscal year we devote the attention that we deem necessary or appropriate to fulfill our oversight responsibilities under our charter.  To carry out our responsibilities, we met eight times during 2013.

In fulfilling our oversight responsibilities, we reviewed and discussed with management the audited financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

We reviewed with the Company’s outside auditors during 2013, Ernst & Young LLP, as to their judgments about the quality (rather than just the acceptability) of the Company’s accounting principles.  We discussed with Ernst & Young LLP the matters required to be discussed pursuant to Public Company Accounting Oversight Board AU 380 (Communication With Audit Committees). In addition, we discussed with Ernst & Young LLP their independence from management and the Company, and we received and discussed with Ernst & Young LLP the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board regarding their communications with us regarding their independence. We also considered whether the provision of services during 2013 by Ernst & Young LLP that were unrelated to their audit of the financial statements referred to above and to their reviews of the Company’s interim financial statements during 2013 was compatible with maintaining Ernst & Young LLP’s independence with respect to the time such auditor was performing services for the Company.

Additionally, we discussed with the Company’s internal and independent auditors the overall scope and plan for their respective audits.  We met with the outside auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Glen E. Tellock, Chairman
James B. Baker
Phillip E. Casey
William D. Gehl
William B. Sansom

March 11, 2014

TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that transactions between the Company and any of its related persons (as such term is defined in Item 404(a) of Regulation S-K) can present potential or actual conflicts of interest or create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders.  Therefore, as a general matter, it is the Company’s preference to avoid such transactions.  Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company.  Therefore, the Company has adopted a written policy with respect to related person transactions which requires either the Company’s Audit Committee or the Company’s Compensation Committee to review and, if appropriate, to approve or ratify any such transactions.  Pursuant to the Company’s written policy, any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s related persons had, has or will have a direct or indirect material interest, must be reviewed, and if appropriate, approved or ratified by either the Audit Committee or the Compensation Committee.

Benjamin G. Brock is the son of Dr. J. Don Brock and has served as the Chief Executive Officer and President of the Company since January 1, 2014.  Previously, he served as the President of Astec, Inc. since 2006 and as Group Vice President/President–Asphalt since August 2012.  He is also a Director of the Company.  Mr. Brock received compensation of approximately $307,000 in salary and annual profit sharing for 2013.  Thomas R. Campbell is the first cousin of Dr. Brock and served as Group Vice President of Mobile Asphalt Paving and Underground from 2001 until his retirement in September 2013.  He received compensation of approximately $205,000 in salary for 2013.  The Audit Committee has reviewed and approved or ratified these transactions.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of Company’s Common Stock as of February 14, 2014, by the following individuals or groups:

•	each of our current directors, nominees for director, and Named Executive Officers individually;
•	all our directors and executive officers as a group; and
•	each person (or group of affiliated persons) known by us to own beneficially more than 5% of our outstanding common stock.

The percentage of beneficial ownership of common stock is based on 22,954,393 shares deemed outstanding as of February 14, 2014. In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of our common stock pursuant to Section 13(d) or 13(g) of the Exchange Act, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information that we considered to be accurate and complete. We have determined beneficial ownership in accordance with the rules of the SEC. Except as otherwise indicated, we believe, based on information furnished to us, that the beneficial owners of the common stock listed below have sole voting power and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

Name and Address1	Shares Beneficially Owned2	Percent of Class
Directors, Nominees and Named Executive Officers:
J. Don Brock3	2,089,166	9.1%
David C. Silvious4	2,001	--
W. Norman Smith5	120,927	--
Joseph P. Vig6	3,601	--
Jeffery J. Elliott7	4,197	--
William B. Sansom8	20,897	--
Daniel K. Frierson9	6,762	--
Glen E. Tellock	7,187	--
William D. Gehl10	4,668	--
Phillip E. Casey	7,985	--
James B. Baker	3,557	--
William G. Dorey	2,663	--
Benjamin G. Brock11	203,733	--
Charles F. Potts	500	--
All directors, nominees and executive officers as a group12	2,520,643	11.0%
5% Stockholders
Lynne W. Brock13	1,592,954	6.9%
Black Rock, Inc.14	1,742,362	7.6%
Franklin Advisory Services15	1,361,510	5.9%
The Vanguard Group16	1,149,758	5.0%

1 Except as otherwise noted, the address of each beneficial owner listed in the table is c/o Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421.

2 The amounts of the Company’s Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities.  The beneficial owner has both voting and dispositive power over the shares of Common Stock, unless otherwise indicated.  As indicated, certain of the shares included are beneficially owned by the holders by virtue of their ownership of rights to acquire such shares pursuant to options to purchase Common Stock, deferred stock rights and restricted stock units.  Unless indicated in the table, the number of shares included in the table as beneficially owned by a director, nominee or officer does not exceed one percent of the Common Stock of the Company outstanding on February 14, 2014.

3 Dr. Brock is the Company’s Chairman of the Board and its former Chief Executive Officer.  The shares beneficially owned by Dr. Brock include 44,475 shares held in a residuary trust over which shares Dr. Brock has control as trustee.  Beneficially owned shares also includes 36,351 of restricted stock units that convert to shares of Common Stock on a future designated date, subject to earlier settlement upon retirement.

4 Mr. Silvious is the Vice President and Principal Financial Officer of the Company.  The shares beneficially owned by Mr. Silvious include 800 restricted stock units that convert to shares of Common Stock on February 28, 2014.

5 Mr. Smith is Vice Chairman and Group President of the Mobile Asphalt Group of the Company, a member of its Board of Directors and the Company’s past President, Chief Operating Officer and Group Vice President of the Company’s Asphalt segment.  The shares beneficially owned by Mr. Smith include 12,521 restricted stock units that convert to shares of Common Stock on a future designated date, subject to earlier settlement upon retirement.  Beneficially owned shares also include 108,406 shares held in a revocable living trust over which Mr. Smith is trustee.

6 Mr. Vig is the Group President of the AggRecon Group.  The shares beneficially owned by Mr. Vig include 2,150 restricted stock units that convert to shares of Common Stock on February 28, 2014.

7 Mr. Elliott is the President of Johnson Crushers, Inc.  The shares beneficially owned by Mr. Elliott include 1,500 restricted stock units that convert to shares of Common Stock on February 28, 2014 and 854 stock options to purchase shares of Common Stock that are currently exercisable or will become excisable within 60 days after February 14, 2014.

8 Includes 2,415 stock options to purchase shares of Common Stock that are currently exercisable or will become exercisable within 60 days after February 14, 2014.

9 Includes 825 deferred stock rights, each of which represents the right to receive one share of Common Stock within 30 days of termination of service as a director.

10 Includes 4,385 deferred stock rights, each of which represents the right to receive one share of Common Stock within 30 days of termination of service as a director.

11 Mr. Brock is a member of the Board of Directors and became the Company’s Chief Executive Officer and President effective January 1, 2014.  He previously served as the Company’s Group President–Asphalt and President of Astec, Inc.  The shares beneficially owned by Mr. Brock include 2,000 restricted stock units that convert to shares of Common Stock on February 28, 2014.

12 Includes 17,269 shares that the directors and executive officers have the right to acquire pursuant to currently exercisable options or options exercisable within 60 days after February 14, 2014 under the Company’s stock option plans.  Such shares are issuable upon exercise of such options and are assumed to be outstanding for purposes of determining the percent of shares owned by the group.  Also includes 4,306 shares of Common Stock held in the Company’s 401(k) Plan, 5,210 deferred rights to shares of Common Stock and 70,351 restricted stock units which convert to shares of Common Stock on a future designated date, subject to earlier settlement upon retirement.

13 The information shown is derived from account statements of Lynne W. Brock, which were provided as of February 14, 2014 by her investment broker at Stifel, Nicolaus & Company, Inc.  The address for Ms. Brock is 6454 Solitude Drive, Chattanooga, Tennessee 37416.

14 The number of shares reported and the information included in this footnote were derived from a Schedule 13G/A filed with the SEC on January 28, 2014 by BlackRock, Inc. According to the Schedule 13G/A, BlackRock, Inc. beneficially owns 1,742,362 shares, with sole dispositive power over all such shares and sole voting power over 1,659,945 shares. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY  10022.

15 The number of shares reported and the information included in this footnote were derived from a Schedule 13G/A filed with the SEC on February 10, 2014 jointly by Franklin Resources, Inc. (“Franklin Resources”), Charles B. Johnson, Rupert H. Johnson and Franklin Advisory Services, LLC (“Franklin Services”). According to the Schedule 13G/A, (i) Franklin Services beneficially owns 1,361,510 shares, with sole dispositive power over all such shares and sole voting power over 1,271,510 shares; and (ii) Franklin Resources, Charles B. Johnson and Rupert H. Johnson each beneficially owns 1,361,510 shares, with dispositive and voting power over zero shares. According to the Schedule 13G/A, the shares are held by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, including Franklin Services. Investment management contracts grant to such subsidiaries all investment and/or voting power over the securities owned by such investment management clients.  Charles B. Johnson and Rupert H. Johnson each own in excess of 10% of the outstanding common stock of Franklin Resources and are the principal stockholders of Franklin Resources. The address of Franklin Resources, Charles B. Johnson and Rupert H. Johnson is One Franklin Parkway, San Mateo CA 94403. The address of Franklin Services is One Parker Plaza, Ninth Floor, Fort Lee, NJ 07024.

16  The number of shares reported and the information included in this footnote were derived from a Schedule 13G/A filed with the SEC on February 11, 2014 by The Vanguard Group, Inc. According to the Schedule 13G/A, The Vanguard Group, Inc. beneficially owns 1,149,758 shares, with sole voting power over 31,975 shares, sole dispositive power over 1,118,783 shares, and shared dispositive power over 30,975 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own beneficially more than 10% of the Company’s Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission, and to furnish the Company with copies of all Section 16(a) forms they file.  In addition, Item 405 of Regulation S-K requires the Company to identify in this Proxy Statement any person that may have failed to file a Section 16(a) form in a timely manner.  Based solely upon information provided to the Company by each such person, the Company believes that its directors, executive officers and greater than 10% shareholders timely complied with all applicable Section 16(a) filing requirements during fiscal 2013, except that on November 25, 2013, William Sansom exercised 3,028 stock options that were not reported on a Form 4 until December 2, 2013.  In addition, as approved by the Company’s Board of Directors, the cash dividends on shares of the Company’s stock held by its Supplemental Executive Retirement Plan that were received in connection with the Company’s declaration of a dividend for the second quarter of 2013 were automatically reinvested in each participant’s account in the plan by the acquisition of additional shares of the Company’s stock on August 30, 2013; however, the related Form 4’s for each participant were not filed until October 11, 2013.  The number of shares that were acquired but reported late for each participant are as follows:  Jeffrey Richmond, 6.76 shares; Norman Smith, 61.29 shares; Joseph Vig, 9.07 shares; Matthew Haven, 1.04 shares; Timothy Gonigam, 13.98 shares; Richard Patek, 31.41 shares; Michael Bremmer, 8.81 shares; J. Don Brock, 127.94 shares; Thomas Campbell, 34.79 shares; Frank Cargould, 29.12 shares; Chris Colwell, 2.99 shares; and Lawrence Cummings, 7.53 shares.

AUDIT MATTERS

Ernst & Young LLP served as the Company’s independent registered public accounting firm from June 15, 2006 until December 31, 2013.  Ernst & Young LLP is serving as the independent registered public accounting firm for the Company for the current calendar year.  Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2013 and 2012, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2013	2012
Audit Fees(1)	$1,570,971	$1,572,735
Audit-Related Fees(2)	213,197	70,172
Tax Fees(3)	176,512	130,967
All Other Fees(4)	1,995	1,995
Total:	$1,962,675	$1,775,869

(1)
Audit Fees consisted of professional services performed for the audit of the Company’s annual financial statements and the required review of financial statements included in the Company’s Form 10-Q filings, as well as fees for subsidiary audits.

(2)	Audit-Related Fees consisted of audits of financial statements of employee benefit plans, due diligence on acquisitions and accounting consultations.

(3)	Tax Fees consisted of fees for tax compliance and tax consulting services.

(4)	Other fees are for a subscription to Ernst & Young Online, a website useful in researching accounting guidance.

Audit Fee Approval

The Company’s Audit Committee preapproved all audit fees, audit-related fees, tax fees and all other fees that were paid to Ernst & Young LLP in fiscal 2013 and fiscal 2012.

Audit Committee Pre-Approval Policy

Since October 24, 2002, the Company’s Audit Committee has approved all fees for audit and non-audit services of the Company’s independent registered public accounting firm prior to engagement.  It is the policy of the Audit Committee, as set forth in the Audit Committee Charter, to pre-approve, to the extent required by applicable law, all audit and non-audit services provided to the Company by its independent registered public accounting firm. In accordance with applicable law, the Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant the required pre-approvals, provided that the decisions of any member(s) to whom such authority is delegated to pre-approve an activity shall be presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee has delegated to each of its members the authority to grant the required pre-approvals for any engagement that does not exceed twenty-five thousand dollars ($25,000).

Audit Committee Review

The Company’s Audit Committee has reviewed the services rendered and the fees billed by Ernst & Young LLP for the fiscal year ended December 31, 2013.  The Audit Committee has determined that the services rendered and the fees billed last year that were not related to the audit of the Company’s financial statements are compatible with the independence of Ernst & Young LLP as the Company’s independent registered public accounting firm.

SOLICITATION OF PROXIES

The costs of soliciting proxy appointments will be paid by the Company.  The Company’s directors, officers and employees may solicit proxies in person or by telephone, mail, facsimile, internet or otherwise, but they will not receive additional compensation for their services.  The Company may request brokers holding stock in their names, or the names of nominees, to forward proxy soliciting material to the beneficial owners of such stock and will reimburse such brokers for their reasonable expenses.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

The delivery rules regarding proxy statements and annual reports may be satisfied by delivering a single copy of a proxy statement and annual report or notice of availability of these materials to an address shared by two or more shareholders. This method of delivery is referred to as “householding.” Currently, the Company is not householding for registered shareholders, but brokers, dealers, banks or other entities which hold Common Stock in “street name” for beneficial owners of Common Stock and which distribute proxy statements and annual reports or notice of availability of these materials they receive to beneficial owners may be householding. Such brokers, dealers, banks or other entities may deliver only one proxy statement and annual report or notice of availability to certain multiple shareholders who share an address, unless the Company or such other distributor has received contrary instructions from one or more of those shareholders. The Company undertakes to deliver promptly upon request a separate copy of the proxy statement and/or annual report or notice of availability of these materials to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold shares of Common Stock as a registered shareholder and prefer to receive separate copies of a proxy statement or annual report or notice of availability either now or in the future, please send a written request to the Corporate Secretary, Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421. Shareholders who hold Common Stock through a broker, dealer, bank or other entity, who share an address and are receiving multiple copies of annual reports or proxy statements or notices of availability and who prefer to receive a single copy of such material, either now or in the future, can request delivery of a single copy of a proxy statement, annual report and/or or notice of availability, as requested, by contacting such broker, dealer, bank or other entity.

Our Annual Report and Proxy Statement will also be available on the web prior to our annual meeting.  Once posted, you will be able to access, view and download this year’s Annual Report and Proxy Statement on the web at www.proxyvote.com.

OTHER MATTERS

Management does not know of any other matters to be brought before the meeting other than those referred to above.  If any matters which are not specifically set forth in the form of proxy appointment and this Proxy Statement properly come before the meeting, the persons appointed as proxies will vote thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Proposals of shareholders of the Company, made pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, intended to be presented for consideration at the 2015 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices on or before November 11, 2014 in order to be included in the Company’s proxy statement and form of proxy relating to the 2015 Annual Meeting of Shareholders.

Any other matter proposed by shareholders to be discussed at the 2015 Annual Meeting of Shareholders may be so discussed if (i) the proposal is received by the Company on or before January 25, 2015 and (ii) the Company in its sole discretion and in accordance with applicable law, approves discussion of the matter at the 2015 Annual Meeting of Shareholders.  Any shareholder proposal not received prior to January 25, 2015 will be considered untimely and, if such proposal is nonetheless presented at the 2015 Annual Meeting of Shareholders, then the proxy holders will be able to vote your shares on any such proposal to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

INFORMATION INCORPORATED BY REFERENCE

The Company’s financial statements and other financial information for the fiscal year ended December 31, 2013 may be found in the Company’s 2013 Annual Report, which has been made available to all shareholders. The 2013 Annual Report does not form any part of the material for the solicitation of proxies.

ANY SHAREHOLDER WHO HAS NOT RECEIVED A COPY OF OUR MOST RECENT ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SEC SHALL BE FURNISHED A COPY WITHOUT CHARGE UPON WRITTEN REQUEST. PLEASE DIRECT YOUR WRITTEN REQUEST TO THE CORPORATE SECRETARY, ASTEC INDUSTRIES, INC. AT 1725 SHEPHERD ROAD, CHATTANOOGA, TENNESSEE 37421.

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 24, 2014.

ASTEC INDUSTRIES, INC.

ASTEC INDUSTRIES, INC.
ATTN: STEPHEN C. ANDERSON
1725 SHEPHERD ROAD
CHATTANOOGA, TN 37421

M66176-P45854

Meeting Information

Meeting Type: Annual Meeting
For holders as of: February 14, 2014
Date: April 24, 2014 **Time:** 10:00 A.M. EDT
Location: Astec, Inc.
4101 Jerome Ave.
Chattanooga, Tennessee 37407

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT   ANNUAL REPORT

How to View Online:
Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 10, 2014 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M66177-P45854

Voting Items

The Board of Directors recommends that you vote FOR all nominees on the following proposal:

1. To elect as directors the nominees listed below:

Nominees:

01) William D. Gehl
02) William G. Dorey
03) Charles F. Potts

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote FOR the following proposal:

M66178-P45854

ASTEC INDUSTRIES, INC.
ATTN: STEPHEN C. ANDERSON
1725 SHEPHERD ROAD
CHATTANOOGA, TN 37421

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M66174-P45854

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ASTEC INDUSTRIES, INC.

Vote on Proposal 1:

The Board of Directors recommends that you vote FOR all nominees on the following proposal:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. To elect as directors the nominees listed below.

Nominees:

01) William D. Gehl
02) William G. Dorey
03) Charles F. Potts

Vote on Proposal 2:

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To approve the Compensation of the Company's named executive officers.	☐	☐	☐

Vote on Proposal 3:

The Board of Directors recommends you vote FOR the following proposal:

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). **If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3.** If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

(**NOTE:** Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

You can now access your ASTEC INDUSTRIES, INC. account online.

Access your Astec Industries, Inc. shareholder account online via Investor Center™.

The transfer agent for Astec Industries, Inc. now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form
- Establish/change your PIN

Visit us on the web at www.computershare.com/Investor

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

⬆ FOLD AND DETACH HERE ⬆

M66175-P45854

ASTEC INDUSTRIES, INC.
ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints J. Don Brock and Stephen C. Anderson and each of them, with individual power of substitution, proxies to vote all shares of the Common Stock of Astec Industries, Inc. (the "Company") that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held in Chattanooga, Tennessee on April 24, 2014 and at any adjournment thereof, as listed on the reverse side.

For participants in the Company's 401(k) Retirement Plan, as amended and restated effective as of January 1, 2012 ("Plan"), this card also provides voting instructions to the Trustee under the Plan for the undersigned's allowable portion, if any, of the total number of shares of Common Stock of the Company held by such Plan as indicated on the reverse side hereof. These voting instructions are solicited and will be carried out in accordance with the applicable provisions of the Plan.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2 AND 3, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side